FIRST FINANCIAL BANCORPORATION
                           204 East Washington Street
                              Iowa City, Iowa 52240


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of
First Financial Bancorporation


     The Annual Meeting of the Shareholders of First Financial Bancorporation will be held at the Main Office of the First National Bank Iowa, at 204 East Washington Street, Iowa City, Iowa 52240, at 4:30 P.M. local time, on Tuesday, April 7, 1998, for the purposes herein stated.

         (1) To consider and act upon a proposal to amend the Company's Restated Articles of Incorporation to amend Section 1 of Article 5 by increasing the authorized common stock from 5,000,000 shares to 15,000,000 shares of $6.25 par value per share.

         (2) To elect directors to serve for the ensuing year.

         (3) To consider and act upon any other matter which may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 27, 1998, as the record date for the determination of the shareholders entitled to receive notice of, and to vote at, the meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting, or any adjournments thereof.

TO ENSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS OF THE CORPORATION SOLICITS YOU TO MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED AND, IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY REVOKE OR WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED.

DATE: MARCH 6, 1998.

BY ORDER OF THE BOARD OF DIRECTORS.



                              //s// Robert M. Sierk
                              Robert M. Sierk
                              President and Chief Executive Officer

                         FIRST FINANCIAL BANCORPORATION
                           204 East Washington Street
                             Iowa City, Iowa 52240


                             PROXY STATEMENT FOR THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD APRIL 7, 1998


                               GENERAL INFORMATION


     The Annual Meeting of the Shareholders of First Financial Bancorporation (Company) will be held at the Main Office of the First National Bank Iowa, at 204 East Washington Street, Iowa City, Iowa 52240, at 4:30 P.M. local time, on Tuesday, April 7, 1998.

     The Company is a one-bank holding company engaged in commercial banking through its wholly-owned subsidiary, First National Bank Iowa (Iowa City Bank or
Bank). During the course of 1997, two other wholly-owned subsidiaries, First National Bank, Cedar Rapids, Iowa (Cedar Rapids Bank) and West Branch State Bank (West Branch Bank) were merged into the Iowa City Bank.

     The principal executive offices of the Company are located at the Main Office of the First National Bank Iowa, at 204 East Washington Street, Iowa City, Iowa 52240.

     The approximate date on which the Proxy Statement and the accompanying form of Proxy will first be sent to the shareholders entitled thereto is March 6, 1998.

     If the accompanying Proxy is properly signed and returned and is not revoked or withdrawn, the shares represented thereby will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, the shares will be voted FOR the proposed amendment to the Company's Restated Articles of Incorporation and FOR the election of the nominees for directors named herein.


          SOLICITATION BY BOARD OF DIRECTORS; REVOCATION OF PROXIES;
                           EXPENSES OF SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders or any adjournment or adjournments thereof for the purposes stated in the accompanying Notice of the Annual Meeting of Shareholders. Any shareholder giving a written proxy may revoke or withdraw the same at any time before it shall have been exercised by giving written notice of revocation or withdrawal to the Company, or by attending the meeting and voting his or her shares in person.

     The expenses of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of the mails, certain directors and officers of the Company, or certain directors, officers or regular employees of the subsidiary banks who receive no compensation for their services other than their regular salaries or regular director's fees, may solicit and tabulate proxies personally. Otherwise, the Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse persons holding shares of stock in their name or in the names of nominees for others, for their reasonable expenses incurred for sending proxy materials to principals and obtaining their proxies.

     The Board of Directors of the Company has fixed the close of business on February 27, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at the Annual Meeting of Shareholders. At the close of business on such date there were outstanding and entitled to vote at the Annual Meeting approximately 3,553,717 shares, par value $1.25 per share, of the Company's common stock (its only authorized class of stock) which were held by approximately 860 shareholders of record. Every shareholder of the Company entitled to vote at the Annual Meeting shall have the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected. Cumulative voting for directors is not permitted under the Company's Restated Articles of Incorporation. As of January 31, 1998, there were 107,148 shares of outstanding common stock of the Company held by the subsidiary Bank of the Company as fiduciary under various fiduciary arrangements in which the Bank as fiduciary has the sole power to vote the shares. Management of the trust department of the Bank, in consultation with management of the Bank and management of the Company, has determined to vote all of those shares FOR the amendment of the Company's Restated Articles of Incorporation and FOR the election of the nominees for directors of the Company named herein.
                         PROPOSAL TO AMEND THE COMPANY'S
                       RESTATED ARTICLES OF INCORPORATION

     The Board of Directors of the Company has unanimously adopted resolutions setting forth the following proposed amendment to the Company's Restated Articles of Incorporation and directed that the proposed amendment be submitted to a vote of the shareholders of the Company at the 1998 Annual Meeting of Shareholders. The affirmative vote of two-thirds (2,369,145) of the outstanding shares of common stock of the Company (which can be represented at the Annual Meeting either in person or by proxy) will be required to approve the proposed amendment to the Company's Restated Articles of Incorporation. The resolution adopted by the Board of Directors is as follows:

Proposed Amendment: Increase of Authorized Shares from 5,000,000 to 15,000,000

     RESOLVED that Section 1 of Article 5 of the Company's Restated Articles of Incorporation which before amendment reads as follows:

         1. The authorized capital stock of the Corporation shall be 5,000,000 shares of common stock with par value of $1.25 per share.

be amended to read as follows:

         2. The authorized capital stock of the Corporation shall be 15,000,000 shares of common stock with par value of $1.25 per share.

and that it be recommended to the shareholders of the Company that they vote in favor of such amendment at the Annual Meeting of Shareholders to be held on April 7, 1998.

     The Board of Directors and management of the Company believe that the proposed three-fold increase in the authorized shares of common stock is in the best interests of the shareholders and the Company. The Company, as of the close of business on February 27, 1998, had outstanding 3,553,717 of its $1.25 par value per share common stock and 1,446,283 authorized but unissued. The total authorized shares of $1.25 par value per share common stock on that date was 5,000,000 shares. If the proposed amendment to Section 1 of Article 5 of the Company's Restated Articles of Incorporation is approved, the number of outstanding shares will remain the same at 3,553,717, with 11,446,283 shares of $1.25 par value per share authorized but unissued. The total authorized shares of $1.25 par value per share will be 15,000,000 shares.

     The newly authorized but unissued shares, along with the presently authorized and unissued shares, will be available for issuance at the discretion of the Board of Directors. In most instances, shareholder approval is not required for the issuance of authorized but unissued shares of common stock. Shareholders have no preemptive rights to subscribe for any of the shares which may be issued by the Company from time to time. Unissued shares of common stock will be available at the discretion of the Board of Directors for future stock dividends, for acquisition of banks or bank-related companies, for issuance upon the exercise of stock options or to raise additional capital in public or private sales. Under Iowa law the unissued shares may not be issued as part of a merger or consolidation of the Company with another company without the prior vote of the shareholders approving such a merger or consolidation. With the exception of issuing common stock upon the exercising of stock options, the Board of Directors has not considered any arrangement to issue any number of the Company's unissued shares, and does not presently intend to consider the issuance of additional shares.

     An increase in the authorized but unissued shares could, under certain circumstances, have an anti-takeover effect by, for example, allowing issuances of shares that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the Company has no present intention to use the additional shares of authorized shares for anti-takeover purposes. This proposal to amend the Restated Articles of Incorporation is not in response to any effort of which the Company is aware to accumulate the Company's stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders. The Board of Directors does not presently contemplate recommending the adoption of any other amendments to the Restated Articles of Incorporation which could be construed to affect the ability of third parties to take over or change control of the Company.

     The Board of Directors believes that the amendment to increase the number of authorized shares is advisable in order to give the Company additional flexibility in the acquisition of financial institutions and related businesses, and in consideration of transactions such as stock splits and stock dividends.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ADOPTION OF THE PROPOSAL TO AMEND SECTION 1 OF ARTICLE 5 OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES AND YOUR PROXY IS SOLICITED FOR THAT PURPOSE. SHAREHOLDERS ARE URGED TO VOTE IN FAVOR OF THE PROPOSAL TO AMEND
SECTION 1 OF ARTICLE 5 OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION BY MARKING "FOR" IN THE APPROPRIATE BOX ON THE ACCOMPANYING PROXY AND SIGNING AND RETURNING THE PROXY TO MANAGEMENT. IF NO DIRECTION IS GIVEN THE PROXY WILL BE VOTED FOR THE PROPOSED AMENDMENT.

                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

     As of February 28, 1997, the person named in the following table was the only beneficial owner of more than five percent of the total shares of the Company's outstanding common stock:

  (1)                (2)                       (3)                     (4)
 Title          Name & Address           Amount & Nature of          Percent
of Class     of Beneficial Owner        Beneficial Ownership        of Class
--------     -------------------        --------------------        --------
 Common     Mary Lee Nagle Duda (*)        217,941 Shares              6.13%
                3925 Glenwick
               Dallas, TX 75205

(*)217,941 shares held of record by Mary Lee Nagle Duda, as Trustee of MLND Interests U/T/D November 17, 1981. Mary Lee Nagle Duda possesses shared investment and voting power of such shares with her husband, Fritz L. Duda.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     As of February 27, 1998, all directors and officers of the Company (8 individuals, 6 of whom are nonemployee directors and 2 of whom are executive officers) as a group beneficially owned shares of the Company's outstanding common stock as follows:

          (1)                     (2)                     (3)
        Title of               Amount of              Percent of
         Class            Beneficial Ownership           Class
         -----            --------------------           -----
         Common              509,635 shares              14.34%

                     ELECTION OF DIRECTORS OF THE COMPANY

     Under the Articles of Incorporation and Bylaws of the Company, the Board of Directors of the Company shall consist of not less than five nor more than fifteen directors with the exact number of directors within such minimum and maximum numbers to be determined by a resolution adopted by the Board of Directors. The Board of Directors has adopted a resolution determining that the Board shall consist of eight directors effective April 7, 1998. The management of the Company proposes the re-election of all of its directors from the present Board of Directors, five of whom were elected at the 1997 Annual Meeting of the Shareholders and three of whom were appointed by the Board of Directors during the past year.

     Absent a contrary direction by the shareholder, the enclosed proxy will be voted for the election of the nominees for directors listed below. In the event any nominee is unable or for good reason declines to serve as a director at the time of the annual meeting, the proxy will be voted for such substitute nominee, if any, as may be selected by the Board of Directors of the Company. The management of the Company has no reason to believe that the persons named will be unable to serve or will decline to serve if elected.

                        NOMINEES FOR ELECTION AS DIRECTORS

     All of the nominees for election as directors are presently directors of the Company. Each of the nominees has furnished to the Company the following information with respect to principal occupation or employment during the past five years, other directorships held, and beneficial ownership of the common stock of the Company as of February 27, 1998.

                                            Shares of the Company's
Name, Occupation & Position                  Common Stock Owned       Percent
    with the Company              Director    Beneficially as of        of
    and the Bank(s)         Age    Since      February 27, 1998        Class
--------------------------------------------------------------------------------
JOHN R. BALMER              49     1997            10,311(1)            .29%
has been CEO of Plumbers Supply Company, since 1993. Director Balmer has served as a Director of the Iowa City Bank since October 1987, and he has served as a Director of the Company since September 18, 1997.

FRITZ L. DUDA              59     1996            218,091(2)           6.14%
is the owner of the Fritz Duda Company, a privately held real estate investment building and development company. Mr. Duda also serves as managing director of Genus Holdings, a diversified investment company. Mr. Duda has served as a board member of several public and privately-held companies. He is a Trustee of the University of California's Hastings 1066 Foundation and serves as a trustee of the University of Notre Dame. Mr. Duda has served as a Director of the Company since April 9, 1996.

ROBERT J. LATHAM          55     1997             53,416(3)            1.50%
has been Chairman and CEO of Latham & Associates, Inc., a consulting firm specializing in strategic planning and financial and economic analyses in energy and banking markets, since October 1995. He has also served as Chairman and CEO of Lambda Energy Marketing Company and Lambda Energy Services Company since June 1996 and November 1996, respectively. In addition, he has served as Chairman and President of Green Circle Investments, Inc. (an unrelated one-bank holding company) and as Chairman of its subsidiary Peoples Trust and Savings Bank, Grand Junction, Iowa, since 1991. From 1992 to October 1995, he was with IES Industries Inc., as Vice President - Corporate Affairs and Planning to February 1994, and as Sr. Vice President - Finance to October 1995. He served as a Director of the Cedar Rapids Bank from September 1993 until its merger into the Iowa City Bank in March 1997, at which time he became a director of the Iowa City Bank. He has served as a Director of the Company since August 26, 1997.

RALPH J. RUSSELL         51     1993              1,200(4)              .03%
has been the President and CEO of Howard R. Green Company since 1983 and has been the President and CEO of Green Environmental Services, Inc., a wholly-owned subsidiary of Howard R. Green Company, since January 1990. He has served as a Director of the Company since December 22, 1993. He served as a Director of the Cedar Rapids Bank from August 1992 until its merger into the Iowa City Bank in March 1997 and has served as a Director of the Iowa City Bank since March 1997.

A. RUSSELL SCHMEISER    48    1985              69,600(5)              1.96%
has been Executive Vice President and Chief Operating Officer of the Company since April 1993, and he has served as Secretary since June 1995 and Treasurer since September 1995. He served as Executive Vice President, Treasurer and Principal Financial Officer of the Company from February 13, 1990, to April 13, 1993. He served as Executive Vice President and Chief Operating Officer of the Iowa City Bank from December 10, 1991, to September 1, 1996. He has been a Director of the Company since its inception in 1985. He has been a Director of the Iowa City Bank since 1987, and served as Director of the Cedar Rapids Bank and the West Branch Bank prior to their merger into the Iowa City Bank during 1997.

ROBERT M. SIERK         56    1985              38,250(6)              1.08%
has been President and Chief Executive Officer of the Company and of the Iowa City Bank since March 13, 1990. He has been a Director of the Company since its inception in 1985. He has been a Director of the Iowa City Bank since 1974, and served as Chairman and Director of the Cedar Rapids Bank and the West Branch Bank prior to their merger into the Iowa City Bank during 1997.

LARRY D. WARD           53    1990             100,017(7)              2.81%
has served on the faculty of The University of Iowa College of Law since 1972, and has been the Aliber Distinguished Professor of Law since 1986. He has been Chairman of the Board of the Company and the Iowa City Bank since April 1993, a Director of the Company since April 17, 1990, a Director of the Iowa City Bank since September 13, 1988, and he served as a Director of the Cedar Rapids Bank prior to its merger into the Iowa City Bank during 1997.

STEPHEN H.WOLKEN, M.D.  54    1997             18,750(8)                .53%
is a partner in Eye Physicians and Surgeons, LLP. Director Wolken has served as a Director of the Iowa City Bank since April 1988, and he has served as a Director of the Company since September 18, 1997.

(1) Director Balmer owns 9,771 shares of record and possesses sole voting power over those shares. In addition, Director Balmer possesses shared voting power over 240 shares held of record jointly with his wife, Penny M. Balmer. Director Balmer also possesses sole voting power over 150 shares held as Custodian for his son David R. Balmer and 150 shares held as Custodian for his daughter Elizabeth N. Balmer.

(2) Director Duda owns 150 shares of record and possesses shared voting power over 217,941 shares owned of record by Mary Lee Nagle Duda, as Trustee of MLND Interests U/T/D November 17, 1981.

(3) Director Latham owns 45,719 shares of record and possesses sole voting power over those shares. In addition, Director Latham possesses sole investment and voting power over 6,435 shares held of record in the name of Firnaticia as the nominee of First National Bank Iowa, as trustee of the Robert J. Latham Individual Retirement Account Trust, and possesses shared voting power over 1,262 shares held of record in the name of Firnaticia as the nominee of First National Bank Iowa, as trustee of the Sue B. Latham Individual Retirement Account Trust.

(4) Director Russell owns 1,200 shares of record and possesses sole voting power over those shares.

(5) Director Schmeiser owns 55,100 shares of record and possesses shared voting power over 750 shares held of record jointly with his wife, Cynthia B. Schmeiser. In addition, Director Schmeiser possesses shared voting power, to the extent of his pro-rata-one-third interest, over 4,500 shares held of record by Burr Oak Farm, a general partnership, and he possesses sole investment power over 3,625 shares held of record by Firnaticia as the nominee of the First National Bank Iowa, as the trustee of the A. Russell Schmeiser Individual Retirement Account Trust, as to 1,750 shares held of record by A. Russell Schmeiser as Custodian for Allyson Schmeiser (the minor daughter of Director Schmeiser and Cynthia B. Schmeiser) under the Iowa Uniform Transfer to Minors Act, and as to 1,750 shares held of record by A. Russell Schmeiser as Custodian for Peter Schmeiser (the minor son of Director Schmeiser and Cynthia B. Schmeiser) under the Iowa Uniform Transfer to Minors Act. Director Schmeiser also possesses shared voting power as to 1,500 shares held of record by his wife, Cynthia B. Schmeiser, and as to 3,625 shares held of record by Firnaticia as the nominee of the First National Bank Iowa, as trustee of the Cynthia B. Schmeiser Individual Retirement Account Trust.

(6) Director Sierk owns 34,755 shares of record and possesses shared voting power over 3,495 shares owned of record by his wife, Bonnie J. Sierk.

(7) Director Ward owns 86,397 shares of record and possesses sole voting power over those shares. In addition, Director Ward possesses both investment power and voting power over 3,180 shares held as Custodian for his son Jeffrey G. Ward; 7,050 shares held of record in the name of Firnaticia as the nominee of the First National Bank Iowa, as trustee of the Larry D. Ward Money Purchase Pension Plan; and 3,390 shares held of record in the name of Firnaticia as the nominee of the First National Bank Iowa, as trustee of the Larry D. Ward Individual Retirement Account Trust. Director Ward disclaims beneficial ownership as to 3,480 shares held of record by his wife, Trudy G. Ward, and June
L. Graves as joint tenants with right of survivorship, 450 shares held of record by Trudy G. Ward and 15 shares held of record by Trudy G. Ward as Custodian for Jeffrey G. Ward.

(8) Director Wolken owns 17,850 shares of record and possesses sole voting power over those shares. In addition, Director Wolken possesses shared voting power over 900 shares held of record by his wife, Sue C. Wolken.

                       DIRECTORS' MEETINGS AND COMMITTEES

     During the calendar year 1997, The Board of Directors of the Company met thirteen times. All of the Directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which they served.

     The Company has no standing nominating or compensation committees of the Board of Directors, but does have an Audit Committee and a Stock Compensation Plan Committee. The subsidiary bank has an Audit and a Compensation Committee.

                            EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation for 1997, 1996, and 1995 of the Company's Chief Executive Officer
(CEO) and the next four most highly compensated executive officers of the Company and its subsidiary bank. The policies and practices of the Company and its subsidiary bank pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded is described under the section, "Compensation Committee Report on Executive Compensation."

                            SUMMARY COMPENSATION TABLE
                                                        Long-Term
                                                       Compensation
                                                      Awards Options  All Other
                                   Annual Compensation   Number of  Compensation
Name & Principal Position(7)  Year Salary($) Bonus($)(6)   Shares        ($)
--------------------------------------------------------------------------------
Robert M. Sierk, President &  1997 $175,409   $42,399     12,000      $20,564(1)
Chief Executive Officer       1996 $167,855   $34,909        - -      $21,485
                              1995 $161,710   $17,194      4,000      $23,302

A. Russell Schmeiser,         1997 $148,278   $38,825     10,200      $14,557(2)
Executive Vice President &    1996 $167,855   $34,909        - -      $21,485
Chief Operating Officer       1995 $138,020   $12,283      3,200      $14,678

William H. Burger,            1997 $100,000   $18,410      3,000      $ 9,438(3)
Senior Vice President &       1996  $96,500   $11,475        - -      $ 9,002
Senior Trust Officer          1995  $94,500   $ 6,553      1,000      $ 9,273

Gary L. Bartlett, President & 1997 $100,000   $16,465      3,000      $11,061(4)
Chief Executive Officer       1996  $96,500   $15,503        - -      $ 8,082
                              1995  $92,500   $   - -      1,000      $ 7,854

Lanny J. Benishek,            1997 $100,000   $13,910      1,500      $ 1,107(5)
Senior Vice President &       1996 $ 10,000   $   - -      4,500      $    26
Senior Loan Officer           1995 $   - -    $   - -        - -          - -
--------------------------------------------------------------------------------
(1) The values listed includes compensation earned, paid and accrued in the years 1997, 1996 and 1995, respectively, for Mr. Sierk for the following: a) Salary Continuation Plan contributions totaling $6,690, $7,569 and $9,683; b) 401(k) Plan contributions totaling $10,500, $10,500 and $10,500; c) membership dues of $1,076, $1,118 and $1,170; and d) group and dependent life insurance premiums paid of $2,298, $2,298 and $1,949.

(2) The values listed includes compensation earned, paid and accrued in the years 1997, 1996, and 1995, respectively, for Mr. Schmeiser for the following:
a) Salary Continuation Plan contributions totaling $3,297, $3,029 and $2,783; b) 401(k) Plan contributions totaling $10,380, $9,069 and $9,662; c) membership dues of $none, $250 and $936; and d) group and dependent life insurance premiums paid of $880, $841 and $1,297.

(3) The values listed includes compensation earned, paid and accrued in the years 1997, 1996, and 1995, respectively for Mr. Burger for the following: a) 401(k) Plan contributions of $7,000, $6,755 and $6,615; b) membership dues of $1,362, $915 and $995; and c) group and dependent life insurance premiums of $1,076, $1,332 and $1,663.

(4) The values listed include compensation earned, paid and accrued in the years 1997, 1996 and 1995, respectively, for Mr. Bartlett for the following: a) 401(k)

Plan contributions totaling $7,000, $6,755 and $3,690; b) membership dues of $3,748, $1,029 and $3,882; and c) group and dependent life insurance premiums paid of $313, $298 and $282.

(5) The values listed include compensation earned, paid and accrued in the years 1997, 1996 and 1995, respectively, for Mr. Benishek for the following: a) 401(k) Plan contributions totaling none, none and none; b) membership dues of $791, none and none; and c) group and dependent life insurance premiums paid of $316, $26 and none.

(6) Amounts paid under the Executive Incentive Compensation Plan and an additional bonus for 1996 and 1997 (with the exception of Mr. Benishek) related to stock price appreciation.

(7) The positions stated for Mr. Sierk are his principal positions with First National Bank Iowa and with the Company. Mr. Schmeiser is an officer of the Company. Messrs. Burger, Bartlett and Benishek are officers of the Iowa City Bank, but are not officers of the Company. The indicated compensation for Messrs. Sierk, Burger, Bartlett and Benishek was paid by the Iowa City Bank. The reported compensation for Mr. Schmeiser was paid by the Company. Mr. Benishek commenced employment with the Iowa City Bank in November 1996.

================================================================================================================
                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES
                        Shares                        Number of Securities Underlying   Value of In-The-Money
                       Acquired       Value Realized    Options at Fiscal Year-End    Options at Fiscal Year-End
     Name            on Exercise (#)       ($)          Exercisable/Unexercisable     Exercisable/Unexercisable
----------------------------------------------------------------------------------------------------------------
Robert M. Sierk        6,450               $55,900           18,000/12,000                 $240,750/$85,500
A. Russell Schmeiser   4,500               $39,000           14,400/10,200                 $192,600/$72,675
William H. Burger      1,500               $13,000            4,500/3,000                   $60,188/$21,375
Gary L. Bartlett       1,500               $ 9,750            3,000/3,000                   $37,751/$21,375
Lanny J. Benishek        - -                   - -            1,125/4,875                   $10,078/$40,921
================================================================================================================

                                RETIREMENT BENEFITS
Defined Benefit Pension Plan

     The table below illustrates the estimated annual pension benefit upon retirement in 1998 at specified compensation levels and years of service classifications.
                        DEFINED BENEFIT PENSION PLAN TABLE
5-Year Average               Annual Pension After Years of Service
Annual Salary  15 Years 20 Years  25 Years 30 Years 35 Years  40 Years  45 Years
--------------------------------------------------------------------------------
  $50,000      $11,250   $15,000  $18,750  $22,500  $26,250   $30,000    $33,750
 $100,000      $22,500   $30,000  $37,500  $45,000  $52,500   $60,000    $67,500
 $150,000      $33,750   $45,000  $56,250  $67,500  $78,750   $90,000   $101,250
 $200,000      $45,000   $60,000  $75,000  $90,000 $105,000  $120,000   $135,000
$ 250,000      $56,250   $75,000  $93,750 $112,500 $131,250  $150,000   $168,750
--------------------------------------------------------------------------------
                                        10

     First National Bank Iowa maintains a defined benefit pension plan for all participants of the Bank and the Company. The plan is supplemented by a Non-Qualified Excess Benefit Plan which was adopted by the Bank on February 28, 1995. Operating together, the plans provide retirement benefits for all participants of the Bank and the Company computed on an actuarial basis under a benefit formula which provides for fixed benefits payable upon retirement at a specified age after a specified number of years of service. The plans cover all employees hired on or before February 28, 1995, and who have met the one year of service eligibility requirement, and provides a normal retirement pension at age 65 equal to 1.5% of average monthly earnings multiplied by the number of years of participation less one-half the participant's primary Social Security benefit. The amounts shown are to be reduced by one-half of the participant's primary Social Security benefit. An actuarially reduced pension is available at age 55 after 15 years of participation. A deferred vested pension, or in certain cases a discounted lump sum payment is provided if a participant terminates employment with the Bank or Company after at least five years of participation.

     The remuneration covered by the Bank's defined benefit pension plan and non-qualified excess benefit plan for which the above table is provided includes salary and bonus as set forth in the Summary Compensation Table. The qualifying remuneration paid in 1997 and the estimated years of benefit service as of normal retirement at age 65 for the executive officers named in the Summary Compensation Table are: Robert M. Sierk, $217,808, 44.5 years; A. Russell Schmeiser, $187,102, 42.6 years; and William H. Burger, $118,410, 12.2 years; and Gary L. Bartlett, $115,405, 27 years. Lanny J. Benishek is not a participant in the defined benefit pension plan and non-qualified excess benefit plan.

Defined Contribution Plan

     The Bank also provides a defined contribution Profit Sharing Trust with an Internal Revenue Code ss.401(k) option (ss.401(k) Plan). Under the provisions of the ss.401(k) Plan, employees with one year of service may become participants with all contributions to the plan to be 100% vested with the employee.

     Through year-end 1997, contributions to the 401(k) Plan for the benefit of the participants could be made in two ways. First, the participant could enter into a Salary Reduction Agreement whereby up to 12% of the employee's salary was contributed to the ss.401(k) Plan. Secondly, an employer contribution was made to the plan equal to 1% of the participant's salary plus an additional contribution of 1/2% of the participant's salary for each 1% of salary contributed by the participant to a maximum employer matching contribution equal to 3% of the participant's salary. In addition, an employer contribution was made of up to an additional 1/2% for each 1% of salary contributed by the employee, not to exceed an additional 3% of the participant's salary, determined by the extent to which the Bank's earnings performance targets were met for the year. The target earnings level for the Bank and the corresponding amount of additional matching contribution for different levels of achievement was set by the Board of Directors of the Bank and was changed from time to time. Effective January 1, 1998, the employer contribution formula is a matching contribution on a dollar-for-dollar basis to a maximum of 6% of salary. For purposes of the ss.401(k) Plan, salary includes regular base pay only, and does not include any other forms of compensation such as overtime, taxable fringe benefits or executive incentive compensation. The contributions made for the executive officers named in the Summary Compensation Table for the years 1997, 1996 and 1995, respectively are as follows: Mr. Sierk, $10,500, $10,500 and $10,500; Mr. Schmeiser, $10,380, $9,069 and $9,662; and Mr. Burger, $7,000, $6,755 and
$6,615; and Mr. Bartlett, $7,000, $6,755 and $3,690; and Mr. Benishek, none, none and none.

Salary Continuation Plan

     Certain executive officers were participants in a Salary Continuation Plan during 1997. Under the terms of the Salary Continuation Plan, the participants will be paid a fixed amount per year as a continuation of salary for a period of ten years beginning with normal retirement at age 65 or after. In the event of the death of the participant after retirement but before the end of the ten-year period, the remainder of the salary continuation benefits are to be paid to the participant's surviving spouse. In the event of preretirement death, the benefits under the Salary Continuation Plan would begin immediately being paid to the participant's surviving spouse over a ten-year period. If the participant has no surviving spouse or in the event the surviving spouse dies prior to receiving all payments, then a commuted value of the unpaid payments would be paid to the estate of the participant or the estate of the surviving spouse, respectively. At age 65, or after, the amounts to be received each year, for ten years, by the individuals named in the Summary Compensation Table are as follows: Mr. Sierk, $25,000; Mr. Schmeiser, $20,000; Mr. Burger, none; Mr. Bartlett, none; and Mr. Benishek, none.

     The expense of these benefits are charged to operating expense each year until the participants attain full eligibility, or until the participant attains the age of 55 and has completed 15 years of service, if sooner. Thereafter the annual expense reflects the increase in the present value of the vested benefit. The amounts charged to operating expense in 1997, 1996 and 1995 for the individuals named in the Summary Compensation Table were as follows: Mr. Sierk, $6,690, $7,569 and $9,683; Mr. Schmeiser, $3,297, $3,029 and $2,783; Mr. Burger,
none, none and none; Mr. Bartlett, none, none, none; and Mr. Benishek, none, none and none. In addition, life insurance policies were purchased on the lives of the participants. The policies are owned by the Iowa City Bank and the beneficiary of the policies is the Iowa City Bank. In the event of the death of the participant, the Iowa City Bank will receive all death benefits from the policy. In the event of the preretirement death of the participant, it is anticipated that the amount to be received from the policy will be sufficient to cover all payments under the plan to the surviving spouse or to pay the commuted value of the payments to the estate of the participant on an after-tax cost basis to the Iowa City Bank. Through these life insurance policies, it is projected that there will be a complete recovery to the Iowa City Bank of all premiums paid and benefits paid to retired individuals assuming normal actuarially determined mortality experience.

                            COMPENSATION OF DIRECTORS

     Directors of the Company who are not employees of either the Company or the Bank (nonemployee directors) were paid $350 for attendance at each meeting of the Board of Directors and $175 for attendance at each meeting of a Committee of the Board of Directors. During 1997, the nonemployee directors of the Iowa City Bank received a $2,000 per year retainer paid at the rate of $500 per calendar quarter, with fees paid for attendance at meetings of the Board of Directors at a rate of $350 per meeting to the Chairman and $300 per meeting to other nonemployee directors. In addition, each nonemployee director was paid $175 for attendance at each meeting of a Committee of the Board of Directors. Prior to its merger into the Iowa City Bank, nonemployee directors of the Cedar Rapids Bank were paid $250 for attendance at each meeting of the Board of Directors and $125 for attendance at each meeting of a Committee of the Board of Directors in 1997. Prior to its merger into the Iowa City Bank, nonemployee directors of the West Branch Bank were paid $250 for attendance at each meeting of the Board of Directors and $125 for attendance at each meeting of a Committee of the Board of Directors in 1997. As of February 27, 1998, the Company had one employee who received compensation from the Company. Other than the compensation paid to the one officer of the Company and its nonemployee directors, there is no present plan to provide additional compensation to directors and officers of the Company or the Bank for services rendered by them as directors and officers of the Company or Bank. The aggregate of the fees paid to nonemployee directors of the Company and its subsidiary banks by the Company and its subsidiary banks in 1997 was $131,175.

     As a long-term incentive, the Company has annually granted stock options to nonemployee directors for the purposes of retaining and motivating nonemployee directors to improve long-term stock market performance. These stock options have been granted by the Directors' Stock Option Committee of the Company in accordance with the provisions of the First Financial Bancorporation 1988 Stock Option Plan (1988 Plan). All stock options have been granted at the fair market value of the stock of the date of the grant. Upon the adoption of the First Financial Bancorporation 1997 Stock Compensation Plan (1997 Plan) by the shareholders in 1997, the 1988 Plan terminated. Under the provisions of the 1997 Plan, the granting of stock options to nonemployee directors is discretionary, and to date no stock options have been granted to nonemployee directors pursuant to the 1997 Plan.

     Stock options were granted for the purchase of 11,550 shares of common stock on February 3, 1997, to nonemployee directors at a purchase price of $20.833 per share, which was the fair market value of the stock on the date of grant. These options expire five years from the date of the grant and are exercisable on the last business day of January of each year until expiration. During 1997, stock options were exercised for the purchase of 3,750 shares of common stock by nonemployee directors, no stock options expired and no stock options were forfeited, leaving unexercised stock options outstanding for nonemployee directors for the purchase of 42,000 shares of common stock as of December 31, 1997.

              EMPLOYMENT, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

     Neither the Company nor the individual Banks had employment, termination or change-in-control arrangements with key employees or executive officers during 1997.
               COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company has no Compensation Committee. The Company does have a Stock Option Committee (discussed below) which administers the First Financial Bancorporation 1997 Stock Compensation Plan.

First National Bank Iowa

     The Compensation Committee of the Board of Directors was established in September 1991 and is responsible for the general compensation policies of the Bank as well as the compensation plans and specific compensation levels for executive officers. In conjunction with management, it reviews the performance appraisals of all executive officers, and it conducts performance appraisals directly with the Chief Executive Officer (CEO). The Compensation Committee is currently composed of four independent, nonemployee directors.

     The Compensation Committee believes that the compensation of the executive officers, including that of the CEO, should be influenced by the Company's performance. Executive compensation consists of three components, each of which is intended to serve this overall compensation philosophy. The first component (base salary) is based in part on the financial performance of the Bank and Company. The second component (annual incentives) is based entirely on Bank performance as measured by certain key performance indicators. The third component (long-term incentives) utilizes stock performance through the Stock Compensation Plan.

     Base Salary: Salaries for executive officers are reviewed annually by the Compensation Committee. In its review, the Compensation Committee considers: (1) the salaries of executive officers in similar positions in similarly sized banking organizations (as obtained from data published by the Iowa Bankers Association, Sheshunoff and Company and the Bank Administration Institute), (2) the Bank's and Company's financial performance for the past year and (3) the achievement of performance objectives set by the Compensation Committee for the particular executive officer. For 1997, the CEO's base salary was $175,409, an increase of $7,554 or 4.5% over 1996.

     Annual Incentives: The Executive Incentive Compensation Plan reflects the Company's belief that management's contribution to shareholder returns (i.e., increased stock prices and dividends) comes from maximizing earnings and the quality of those earnings. Under the Plan, a portion of the compensation paid to the executive officers is determined by Bank performance as measured by certain key performance indicators.

     The Plan utilizes key performance indicators (KPIs) in the areas of growth, profitability, asset quality, and productivity. All KPIs have objectively stated goals, the achievement of which would result in increased earnings over the budgeted amount. A certain percentage of these increased earnings is allocated to an executive incentive compensation pool for the payment of incentive compensation to the executive officers.

     Based upon Bank performance for 1997, executive incentive compensation of $24,399 was awarded to the CEO for 1997 (which was paid to him in 1998). The amount awarded for 1997 reflects an increase of $8,490 from the $15,909 awarded for 1996.

     Long-Term Incentives: Long-term incentives are provided through the periodic granting of stock options to the executive officers for the purpose of retaining executive officers and motivating them to improve long-term stock market performance. The Compensation Committee makes recommendations with respect to stock options to be granted to the executive officers under the Stock Compensation Plan. Stock options are actually awarded by the Stock Option Committee of the Company (composed of three or more independent, nonemployee directors of the Company), which considers the recommendations of the Compensation Committee and the Board. One of the principal factors considered in granting stock options to the executive officers of the Bank is the executive's ability to influence the Company's long-term growth and profitability.

     All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company's stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that benefits shareholders. The Company therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

     On April 9, 1997, stock options exercisable for 12,000 shares of common stock were granted to the CEO at a purchase price of $22 per share, which was the fair market value of the stock on the date of grant. One-half of the stock options granted have a term or four years and one-half have a term of five years. All options granted become exercisable at the rate of 25% per year on the last business day of January.

     In addition, the CEO received cash compensation of $18,000 for 1997 (which was paid to him in 1997), based upon the increase in the fair market value of the Company's stock during 1997 prior to the approval of the 1997 Stock Compensation Plan and the awarding of options thereunder. There was a similar award for 1996 (which was paid to him in 1997) in the amount of $19,000.

                         Compensation Committee
                         First National Bank Iowa

                         John R. Balmer
                         Member, Compensation Committee
                         Director of Bank & Company

                         Robert J. Latham
                         Member, Compensation Committee
                         Director of Bank & Company

                         Richard J. Schwab
                         Member, Compensation Committee
                         Director of Bank

                         Larry D. Ward
                         Member, Compensation Committee
                         Director of Bank & Company

     The Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return* of First Financial Bancorporation, the S&P 500 Index and the Media General Financial Services' West North Central Bank Index (Industry Index).

                               Fiscal Year Ending
                12-31-92  12-31-93   12-31-94   12-31-95  12-31-96   12-31-97
--------------------------------------------------------------------------------
First Financial  $100.00   $133.90    $132.55    $133.88   $164.80    $243.35
S & P 500 Index  $100.00   $119.95    $125.94    $163.35   $202.99    $248.30
Industry Index   $100.00   $111.47    $113.79    $168.59   $233.65    $408.81
--------------------------------------------------------------------------------
*Total return assumes annual reinvestment of dividends.
** Industry Index is the published Media General Financial Services' West North Central Bank Index.

                   COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Robert M. Sierk, President and Chief Executive Officer of both the Company and the Iowa City Bank, and A. Russell Schmeiser, Executive Vice President and Chief Operating Officer of the Company, served as voting members of the Compensation Committee of the Cedar Rapids Bank prior to its merger into the Iowa City Bank. Mr. Schmeiser also served as the Chairman of the Audit Committee of the West Branch Bank prior to its merger into the Iowa City Bank.

     From time to time and in the ordinary course of business, the Iowa City Bank has made loans to and conducted banking transactions with Messrs. Sierk and Schmeiser and their respective associates on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Any loans made by the Iowa City Bank to any of Messrs. Sierk and Schmeiser, or to their respective associates, do not involve more than the normal risk of collectibility, nor do such loans present any other features unfavorable to the lender.

             INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with the directors, officers, principal shareholders of the Bank and the Company, and their associates on substantially the same terms including interest rates, collateral and repayment terms on extensions of credit as those prevailing at the same time for comparable transactions with others. It is the judgment of the Board of Directors of the Company that the loans to directors, officers, principal shareholders and their associates do not involve more than the normal risk of collectibility, nor do such loans present any other unfavorable features.

                 RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     McGladrey & Pullen, LLP, Iowa City, Iowa, certified public accountants, have provided audit and accounting services as the principal accountants for the Banks and the Company for the calendar year 1997, including an audit of the consolidated financial statements of the Company at December 31, 1997. Representatives from McGladrey & Pullen, LLP, are expected to be present at the Annual Meeting of the Shareholders of the Company and will be given the opportunity to make a statement if they desire to do so. Such representatives are expected to be available to respond to questions at an appropriate time during the course of the Annual Meeting of the Shareholders.

                            VOTE REQUIRED FOR APPROVAL

     The affirmative vote of shareholders owning a majority of the outstanding common stock of the Company is required in order to elect the directors to serve on the Board of Directors for the ensuing year.

DATE BY WHICH SHAREHOLDER PROPOSALS TO BE PRESENTED AT THE 1999 ANNUAL MEETING
 MUST BE RECEIVED IN ORDER TO BE INCLUDED IN PROXY STATEMENT AND FORM OF PROXY

     Any proposal which a shareholder intends to present for action at the 1999 Annual Meeting of the Shareholders currently scheduled to be held on April 13, 1999, must be received by the Chief Executive Officer of the Company at 204 East Washington Street, Iowa City, Iowa 52240 on or before 3:00 P.M. local time, on November 6, 1998, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting.

                                  OTHER MATTERS

     As of the date of printing of this Proxy Statement, the Board of Directors of the Company knows of no business other than that described herein that will be presented for action at the 1998 Annual Meeting of Shareholders. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted in accordance with instruction given by the Board of Directors of the Company to the person or persons voting such proxies.

                           ANNUAL REPORT AND FORM 10K

     A copy of the Company's Annual Report to its Shareholders for the calendar year 1997, including financial statements, has been mailed to all shareholders concurrent with the mailing of this Proxy Statement and the enclosed Proxy, but such Annual Report is not intended to be a part of this Proxy Statement.

     COPIES OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10K) WILL BE MAILED TO SHAREHOLDERS UPON WRITTEN REQUEST MADE
TO: A. RUSSELL SCHMEISER, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER, FIRST FINANCIAL BANCORPORATION, 204 EAST WASHINGTON STREET, IOWA CITY, IOWA 52240.

BY ORDER OF THE BOARD OF DIRECTORS

                                                //s// A. Russell Schmeiser
                                                A. Russell Schmeiser
                                                Executive Vice President & COO

Iowa City, Iowa
March 6, 1998
                                       16